                                                                      EXHIBIT 12

                           AVERY DENNISON CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN MILLIONS)

                                            1990
                                     -------------------
                              1989   ACTUAL  AS ADJUSTED  1991    1992    1993
                             ------  ------  ----------- ------  ------  ------
Earnings:
  Income before income
   taxes.................... $180.6  $15.6     $114.6    $104.8  $130.2  $132.2
  Add:Fixed charges*........   52.6   61.9       61.9      59.8    60.0    60.4
      Amortization of
      capitalized interest..    0.6    0.7        0.7       0.8     0.9     1.0
  Less:Capitalized interest.   (2.0)  (3.3)      (3.3)     (5.1)   (2.6)   (2.3)
                             ------  -----     ------    ------  ------  ------
                             $231.8  $74.9     $173.9    $160.3  $188.5  $191.3
                             ======  =====     ======    ======  ======  ======
*Fixed Charges
  Interest expense.......... $ 35.1  $40.0     $ 40.0    $ 37.5  $ 42.3  $ 43.2
  Capitalized interest......    2.0    3.3        3.3       5.1     2.6     2.3
  Amortization of debt
   issuance costs...........    0.1    0.1        0.1       0.2     0.3     0.3
  Interest portion of
   leases...................   15.4   18.5       18.5      17.0    14.8    14.6
                             ------  -----     ------    ------  ------  ------
                             $ 52.6  $61.9     $ 61.9    $ 59.8  $ 60.0  $ 60.4
                             ======  =====     ======    ======  ======  ======
  Ratio of Earnings to Fixed
   Charges..................    4.4    1.2        2.8       2.7     3.1     3.2
                             ======  =====     ======    ======  ======  ======

- --------
NOTE: During 1990, the Company incurred merger expenses and restructuring charges of $13.8 million and $85.2 million, respectively, in connection with the merger of Avery and Dennison. The "As adjusted" amount shown above for 1990 has been calculated excluding the effect of these items.